Exhibit 10.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Employment Agreement between Jesper Høiland (the “Executive”) and Radius Health, Inc. (the “Company”) dated as of June 23, 2017 (the “Agreement”) is made as of this 16th day of November, 2017 (the “Amendment Effective Date”), by and among the Executive and the Company.  Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree to the following:

1.Section 5 (Compensation) of the Agreement is hereby amended by adding a new section 5.8 (Reimbursement of Relocation Fees) to read as follows:

“5.8 Reimbursement of Relocation Fees.  The Executive shall be entitled to reimbursement for up to $35,000 for reasonable out-of-pocket moving fees incurred by the Executive in connection with the Executive’s relocation of his principal residence to Massachusetts for the position with the Company provided the Company pays such reimbursement to the Executive on or before March 15, 2018. The Company will determine in its reasonable judgment what, if any, of the Executive’s reimbursed relocation expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations.”

2.The sentence following Section 6.1(a)(iii) that states “Items 6.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the ‘Accrued Amounts’” is hereby amended by replacing it with the following:

“Items 6.1(a)(i) through 6.1(a)(iii) are referred to herein collectively as the ‘Accrued Amounts.’”

3.Sub-section (a)(i) of Section 6.4 (Change in Control Termination) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i)a lump sum payment equal to: (A) one and a half (1.5) times the Executive’s Base Salary then in effect, and (B) the Executive’s Target Bonus (disregarding any decrease in such target annual bonus amount that constitutes a Good Reason event), such lump sum payment to paid within fifty (50) days following the Termination Date.”

4.Sub-section (a)(iii) of Section 6.4 (Change in Control Termination) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(iii)Notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested equity or equity-based awards granted to the Executive under any Company equity compensation plans that vest solely based upon the passage of time shall immediately become 100% vested. For the avoidance of doubt, any such awards that vest in whole or in part based upon the attainment of performance vesting conditions shall continue to be governed by the terms of the applicable award agreement.”

5.Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect according to its terms.  This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

RADIUS HEALTH, INC.

By: /s/ Kurt C. Graves

Name:  Kurt C. Graves

Title:    Chairman of the Board of Directors

EXECUTIVE

By: /s/ Jesper Høiland

Name:  Jesper Høiland